                                                                           Pg. 1

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)


                          Lowrance Electronics, Inc.
                          --------------------------
                               (Name of Issuer)


                            Common Stock, $0.10 Par
                            -----------------------
                        (Title of Class of Securities)


                                  548900 10 9
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  ----------------------                                    -------------------
  CUSIP No. 548900 10 9                  13G                 Page 2 of 6 Pages
  ----------------------                                    -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON

          Northern Trust Corporation              36-2723087
          The Northern Trust Company              36-1561860
          Northern Trust Bank Of Florida, Na      36-2798553
          Northern Trust Investments, Inc.        36-3608252

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
          Not Applicable                                        (b) [_]

------------------------------------------------------------------------------
      S.E.C USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
          Northern Trust Corporation -- a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              362,128
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                                    0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  11,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              350,628
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          362,128
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
          Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
             9.61

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          Northern Trust Corporation HC

------------------------------------------------------------------------------

                                                                           Pg. 3

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1. (a)  Lowrance Electronics, Inc.
        --------------------------
        (Name of Issuer)

   (b)  12000 E. Skelly Dr., Tulsa, Ok 74128
        -------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $0.10 Par
        -----------------------
        (Title of Class of Securities)

   (e)  548900 10 9
        -----------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)  362,128
        -------
        (Amount Beneficially Owned)

   (b)  9.61
        ----
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)              362,128
                         -------
                (Sole Power to Vote or to Direct the Vote)

        (ii)                0
                         -------
                (Shared Power to Vote or to Direct the Vote)

        (iii)             11,500
                         -------
                (Sole Power to Dispose or Direct Disposition)

        (iv)              350,628
                          -------
                (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

   The Northern Trust Company
   50 South LaSalle Street
   Chicago, IL  60675

   Northern Trust Bank of Florida N.A.
   700 Brickell Avenue
   Miami, FL  33131

   Northern Trust Investments, Inc.
   50 South LaSalle Street
   Chicago, IL  60675

8. Identification and Classification of Members of the Group.

                                Not Applicable.

9. Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              NORTHERN TRUST CORPORATION

                                              _________________________________
                                              By:  Perry R. Pero
                                                   -------------

DATED:  02-08-2001                            As its: Vice Chairman
        ----------                                    -------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                        RE:  Lowrance Electronics, Inc.
                             --------------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             _________________________________
                                             By: Perry R. Pero
                                                 -------------

DATED:  02-08-2001                           As its: Vice Chairman
        ----------                                   -------------


The NORTHERN TRUST COMPANY

________________________________________
By: Perry R. Pero
-----------------
As its Vice Chairman
      --------------


NORTHERN TRUST BANK OF FLORIDA, NA

________________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------


NORTHERN TRUST INVESTMENTS, INC.

________________________________________
By:  Orie L. Dudley
-------------------
As its Director
      ---------